EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of July 14, 2014, by and between Health Insurance Innovations, Inc., a Delaware corporation (the “Company”), and Sheldon Wang (“Executive”).

Recitals

A. The parties are entering into this Agreement in connection with a merger transaction pursuant to which the Company acquired HealthPocket, Inc., a Delaware corporation (“HealthPocket”), by an indirect subsidiary of the Company merging with and into HealthPocket, with HealthPocket surviving the merger; and

B. In connection with said merger transaction, Executive and Company desire to herein set forth the terms and conditions upon which Executive will be employed by the Company.

Agreement

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Section 1. Employment, Duties and Acceptance.

(a) The Company shall employ Executive during the Term (as defined below) as Chief Technology Officer of the Company. Executive shall have such authority and such responsibilities as are assigned or delegated to him from time to time by the Company, which shall include but not be limited to such authority and responsibilities as are customarily associated with the position of chief technology officer.

(b) Executive hereby accepts such employment and agrees to render Executive’s services to the Company on a full-time basis and to devote Executive’s full business time and attention to the business and affairs of the Company and any parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket). Executive agrees that at all times during the Term, Executive will faithfully perform the duties assigned by the Company to the best of Executive’s ability. Executive further agrees to accept election and to serve during all or any part of the Term as an officer, director or representative of any subsidiary or affiliate of the Company (including, without limitation, HealthPocket), without any compensation therefor other than that specified in this Agreement. Without limiting the foregoing, during the Term, Executive shall serve as President of HealthPocket, without any compensation therefor other than that specified in this Agreement. Executive shall report directly to the Company’s Chief Executive Officer.

(c) The duties to be performed by Executive hereunder shall be performed at the Company’s office located in Sunnyvale, California. Executive, however, shall travel as Executive’s duties require, and shall visit the Company’s principal offices in Tampa, Florida as reasonably requested by the Company. Executive shall be entitled to an annual paid vacation of twenty (20) days in accordance with the Company’s policies and practices; provided that Executive shall schedule the timing and duration of Executive’s vacations in a reasonable manner taking into account the needs of the business of the Company.

(d) Executive acknowledges that from time to time the Company may promulgate workplace policies and rules. Executive agrees to fully comply with all such policies and rules, and understands that failure to do so may result in disciplinary action up to and including immediate discharge for Cause subject to Section 4 below.

Section 2. Term. As used herein, the “Term” means the period commencing as of the date hereof (the “Effective Date”), and ending on the first (1st) anniversary of the Effective Date. The Term shall be automatically extended for successive one-year periods unless Executive or the Company gives written notice of termination on or before the 30th day prior to the expiration of any Term of Executive’s or the Company’s desire not to renew the Term. Any such renewal shall be upon the terms and conditions set forth herein unless otherwise agreed between the Company and Executive in writing. In the event that the Company gives written notice that it does not intend to renew the Term, and absent any circumstances that would constitute Termination for Cause (as defined below), (a) Executive shall work through the end of the Term at Executive’s compensation rate then in effect and (b) following the end of the Term, the Company shall pay to Executive an amount equal to twelve (12) months of Executive’s annual

Salary hereunder (at the rate then in effect) payable bi-monthly in accordance with the Company’s then existing payroll practices (referred to as “Salary Continuation”) for the period commencing on the Termination Date and ending twelve (12) months after the Termination Date (the “Salary Continuation Period”). As a condition to the Company’s obligations, if any, to make payments of Salary Continuation under this Section 2, Executive shall have executed, delivered and not revoked a general release in the form attached hereto as Exhibit A.

Section 3. Compensation. Executive shall be entitled to the following compensation:

(a) The Company agrees to pay to Executive a salary in cash (the “Salary”), as compensation for the services to be performed by Executive, at the rate of $275,000 per calendar year, paid in accordance with the Company’s customary payroll procedures and subject to applicable withholding. During the Term, the Company shall have the right to increase, but not decrease, the Salary. Executive’s salary as in effect from time to time shall constitute the “Salary” for purposes of this Agreement.

(b) As of the Effective Date, the Company shall execute and deliver to the Executive a Stock Appreciation Rights Award Agreement in the form attached hereto as Exhibit C (the “SAR Agreement”), evidencing a grant to Executive pursuant to the terms of the Health Insurance Innovations, Inc. Long Term Incentive Plan of 10,000 SARs (as defined in the SAR Agreement).

(c) The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d) Executive shall be eligible for annual bonuses, long term incentive awards, equity incentive plans, stock option plans, or incentive compensation plans consistent with other similarly situated Company executives. Executive shall also be eligible for any other agreements or arrangements as determined at the sole discretion of the CEO of the Company.

(e) Executive shall be entitled to all rights and benefits for which Executive shall be eligible under any retirement, retirement savings, profit-sharing, pension or welfare benefit plan, life, disability, health, dental, hospitalization and other forms of insurance and all other so-called “fringe” benefits or perquisites (except with respect to any plan that provides severance or other similar benefits), on the same terms that the Company provides to other similarly situated senior Company executives (subject to all restrictions on participation that may apply under federal and state tax laws).

Section 4. Termination.

(a) Events of Termination. Executive’s employment with the Company shall terminate (the date of such termination being the “Termination Date”) immediately upon any of the following:

(i) Executive’s death (“Termination Upon Death”);

(ii) the effective date of a written notice sent to Executive stating the Company’s determination, made in good faith, that due to a mental or physical condition, Executive has been unable and failed to substantially render the services to be provided by Executive to the Company for a period of at least 180 days out of any consecutive 360 days (“Termination For Disability”);

(iii) the effective date of a written notice sent to Executive stating the Company’s determination, made in good faith, that it is terminating Executive’s employment for Cause (as defined below) (“Termination For Cause”);

(iv) the effective date of a written notice sent to Executive stating that the Company is terminating Executive’s employment without Cause, which notice can be given by the Company at any time after the Effective Date at the Company’s sole discretion, for any reason or for no reason (“Termination Without Cause”);

(v) the effective date of a written notice (other than a notice delivered pursuant to Section 4(a)(vi) of this Agreement) sent to the Company from Executive stating that Executive is electing to terminate Executive’s employment with the Company without Good Reason (“Resignation Without Good Reason”); or

(vi) the effective date of a written notice to Company stating Executive’s determination, made in good faith, that a Good Reason Event (as defined below) has occurred within 30 days preceding such notice and as a consequence Executive is electing to terminate Executive’s employment hereunder for Good Reason (“Resignation For Good Reason”); provided, however, that Executive will give the Company 30 days to cure such Good Reason Event, and if the Company fails to cure such Good Reason Event within 30 days after Executive gives written notice of resignation hereunder, then Executive may immediately terminate Executive’s employment with the Company, and such termination will be a Resignation For Good Reason hereunder; provided, further, that Executive’s termination shall be deemed a Termination For Cause if the Company has delivered to Executive written notice of any act or omission that, if not cured, would constitute Cause at any time preceding the notice provided by Executive hereunder.

As used herein, the term “Cause” shall mean (i) commission of a willful act of dishonesty in the course of Executive’s duties hereunder, (ii) conviction by a court of competent jurisdiction of, or plea of no contest to, a crime constituting a felony or conviction in respect of, or plea of no contest to, any act involving fraud, dishonesty or moral turpitude, (iii) Executive’s performance under the influence of controlled substances (other than those taken pursuant to a medical doctor’s orders), or continued habitual intoxication, during working hours, (iv) frequent or extended, and unjustifiable, absenteeism, (v) Executive’s personal misconduct or refusal to perform duties and responsibilities or to carry out directives of the Company, which, if capable of being cured shall not have been cured, within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment, or (vi) Executive’s material non-compliance with the terms of this Agreement, which, if capable of being cured shall not have been cured within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment.

As used herein, the term “Good Reason Event” shall mean (i) a material adverse change in the responsibilities or duties of Executive as set forth in this Agreement without Executive’s prior consent at a time when there are no circumstances pending that would permit the Company to terminate Executive for Cause, (ii) any reduction in the Salary or a material reduction in Executive’s benefits (other than (x) a reduction in Salary that is the result of an administrative or clerical error, and which is cured within 15 business days after the Company receives notice of such failure or (y) a reduction in Salary or benefits that are generally applicable to all members of the Company’s senior management), (iii) without Executive’s prior written consent, the relocation of Executive’s principal place of employment outside of a 30 mile radius from the location of Executive’s principal place of employment as of the Effective Date, or (iv) a material breach by the Company of this Agreement that is not cured within 30 days following the Company’s receipt of written notice of such breach from Executive.

(b) Effect of Termination.

(i) Death or Disability. In the event of Termination Upon Death or Termination For Disability pursuant to Sections 4(a)(i) and 4(a)(ii) of this Agreement, Executive (or Executive’s legal representative) shall be entitled to receive in cash the following:

(A) an amount equal to any earned but unpaid Salary owing by the Company to Executive as of the Termination Date (the “Accrued Salary”), and

(B) to the extent set forth in any written management bonus plan, an amount equal to the pro rata portion, determined as of the Termination Date, of any bonus to which Executive would have been entitled had Executive been employed by the Company at the time such bonus would have otherwise been paid (the “Accrued Bonus”).

Nothing contained herein shall be deemed to limit or abrogate any insurance or other similar benefits available to Executive.

(ii) Termination For Cause. In the event of a Termination For Cause pursuant to Section 4(a)(iii) of this Agreement, Executive shall be entitled to receive in cash an amount equal to any Accrued Salary.

(iii) Termination Without Cause and Resignation For Good Reason. In the event of Termination Without Cause or Resignation For Good Reason pursuant to Sections 4(a)(iv) and 4(a)(vi) of this Agreement, Executive shall be entitled to receive in cash, subject to Section 4(c)(ii) of this Agreement:

(A) an amount equal to any Accrued Salary;

(B) an amount equal to any Accrued Bonus; and

(C) Salary Continuation in an amount equal to twelve (12) months of Executive’s annual Salary hereunder at the rate then in effect, payable bi-weekly in accordance with the Company’s then-existing payroll practices for a Salary Continuation Period commencing on the Termination Date and ending twelve (12) months after the Termination Date.

(iv) Resignation Without Good Reason. In the event of Resignation Without Good Reason pursuant to Section 4(a)(v) of this Agreement, Executive shall be entitled to receive in cash an amount equal to any Accrued Salary. In such event, the Company may, in its sole and absolute discretion and upon written notice to the Executive no later than fourteen (14) days after the effective date of the Resignation Without Good Reason, elect to pay Salary Continuation in an amount equal to twelve (12) months of Executive’s annual Salary hereunder at the rate then in effect payable bi-weekly in accordance with the Company’s then-existing payroll practices for a Salary Continuation Period commencing on the Termination Date and ending twelve (12) months after the Termination Date.

(v) Upon Termination For Any Reason. In the event of any termination, Executive shall be entitled to receive:

(A) any unpaid reasonable, reimbursable business expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that were incurred in a manner consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to incurring, reporting and documenting such expenses; and

(B) benefits under the Company’s benefit plans of general application as shall be determined under the provisions of those plans.

(c) Additional Provisions.

(i) Any amounts to be paid pursuant to this Section 4 shall be paid in accordance with the Company’s existing payroll or bonus payment practices, as applicable.

(ii) As a condition to the Company’s obligations, if any, to make any severance payments (excluding Accrued Salary but including Accrued Bonus or Salary Continuation) provided under this Section 4, Executive shall have executed, delivered and not revoked a general release in the form attached hereto as Exhibit A; provided, however, the Executive shall not be obligated to execute and deliver a general release in the event that the Company elects to pay Salary Continuation under Section 4(b)(iv) of this Agreement without any obligation to do so.

(iii) Notwithstanding any provision of this Agreement, the obligations and commitments under Section 5 of this Agreement shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of Executive’s employment for any reason or termination of this Agreement for any reason.

(iv) Notwithstanding anything in this Agreement to the contrary, if, in the reasonable determination of the Company, Executive has breached or is in breach of Section 5 in any way, the Company shall automatically have the right to withhold all amounts due and payable under Sections 4(b)(i)(B), 4(b)(iii)(B) and/or 4(b)(iii)(C) of this Agreement (“Withheld Amounts”). All Withheld Amounts shall be held in escrow at a financial institution mutually acceptable to Executive and the Company. If the Company receives a judgment that Executive has breached or is in breach of Section 5 in any way from a court of competent jurisdiction pursuant to Section 12 from which Executive cannot or does not take an appeal, then all Withheld Amounts and any future payments due and payable under Sections 4(b)(i)(B), 4(b)(iii)(B) and/or 4(b)(iii)(C) of this Agreement shall be deemed forfeited, and not otherwise due and payable. If, however, Executive receives a judgment that Executive has not breached and is not in breach of Section 5 in any way from a court of competent jurisdiction pursuant to Section 12 from which the Company cannot or does not take an appeal, then all Withheld Amounts shall be promptly paid to Executive and any future amounts due and payable pursuant to Sections 4(b)(i)(B), 4(b)(iii)(B) and/or 4(b)(iii)(C) of this Agreement shall be payable on the terms, and subject to the conditions, set forth in this Agreement.

(v) Executive agrees that termination of Executive’s employment for any reason shall, with no further action by Executive required, constitute Executive’s resignation, as of the Termination Date from any positions as an officer, director, or representative of the Company and any subsidiary or affiliate of the Company (including, without limitation, HealthPocket).

(vi) In the event that the Company is obligated to pay or elects to pay Salary Continuation hereunder, and as additional consideration for the payment of such Salary Continuation, Executive agrees that, during the applicable Salary Continuation Period, he will provide consulting services to the Company on matters that may be requested from time to time by the Company that relate to Executive’s former duties and area of responsibility with the Company (the “Consulting Services”). The Consulting Services may be performed by Executive telephonically or by email (at the option of Executive) upon reasonable advance notice to Executive and only at such times as the provision of the Consulting Services will not unreasonably interfere with Executive’s other commitments. Executive shall be available to perform the Consulting Services not more than twenty (20) hours per month during the Salary Continuation Period, and in no event will Executive be required to incur any out-of-pocket costs in connection with the provision of the Consulting Services (other than payment of his own general telephone and internet charges).

Section 5. Noncompetition, Nonsolicitation, and Confidentiality.

(a) Definitions. As used in this Agreement:

“Company’s Business” means (i) developing and administering web-based individual health insurance plans and ancillary insurance products, (ii) designing and structuring data-driven individual health insurance plans and ancillary insurance products, (iii) marketing such individual health insurance plans and ancillary insurance products, (iv) managing relations with insureds, (v) the development and maintenance of insurance and call center-oriented software and information technology systems, (vi) the development and maintenance of information technology systems to facilitate the comparison of health insurance plans, and (vii) any other activity that the Company or any parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket) can reasonably demonstrate is directly competitive with any then-current or actively contemplated business of the Company or any parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket).

“Competitor” means any person or entity (whether an individual, partnership, corporation limited liability company, trust, governmental entity, or other entity) that directly or indirectly is engaged in the Company’s Business.

“Confidential Information” means any confidential information with respect to the Company or any parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket), the Company’s Business and/or the businesses of the clients or customers of the Company or any parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket), including, but not limited to: the trade secrets of the Company or any parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket); products or services; standard proposals; standard submissions, surveys and analyses; policy forms; fees, costs and pricing structures; marketing information; advertising and pricing strategies; analyses; reports; computer software, including operating systems, applications and program listings; flow charts; manuals and documentation; data bases; all copyrightable works; the Company’s existing and prospective clients and customers (or existing and prospective clients and customers of any parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket)), their addresses or other contact information and/or their confidential information; existing and prospective client and customer lists and other related data; expiration periods; policy numbers; coverage specifications; daily reports and related correspondence; premium renewal notices; and all similar and related information in whatever form. The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure by Executive not otherwise permissible hereunder or (iii) Executive has learned or learns from other sources where, to Executive’s knowledge, such sources have not violated their confidentiality obligation to the Company or any other applicable obligation of confidentiality.

(b) Noncompetition. Executive covenants and agrees that during the period commencing on the Effective Date and ending on the last day of the Salary Continuation Period (or, if there is no Salary Continuation, ending on the Termination Date), Executive will not, directly or indirectly, own, manage, operate, control, render service to, or participate in the ownership, management, operation or control of any Competitor anywhere in the United States of America; provided, however, that Executive shall be entitled to own shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market which represent, in the aggregate, not more than 1% of such corporation’s fully-diluted shares.

(c) Non-solicitation of Employees. Executive covenants and agrees that during the period commencing on the Effective Date and ending on the second (2nd) anniversary of the Termination Date (the “Restricted Period”), Executive will not, directly or indirectly, employ or solicit, or receive or accept the performance of services by any then current officer, manager, employee or independent contractor of the Company or any parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket), or in any way interfere with the relationship between the Company or any parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket), on the one hand, and any such officer, manager, employee or independent contractor, on the other hand.

(d) Non-solicitation of Customers and Vendors. Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other person transacting business with the Company or any parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket) (collectively the “Customers” and “Vendors”) to reduce or cease doing business with the Company or any such parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket), or in any way to interfere with the relationship between any such Customer or Vendor, on the one hand, and the Company or any parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket), on the other hand.

(e) Representations and Covenants by Executive. Executive represents and warrants that: (i) Executive’s execution, delivery and performance of this Agreement do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than the Company) and Executive is not subject to any other agreement that would prevent Executive from performing Executive’s duties for the Company or otherwise complying with this Agreement; (iii) Executive is not subject to or in breach of any nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party; and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

(f) Nondisclosure of Confidential Information. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein and Executive agrees that Executive will not, directly or indirectly: (i) use, disclose, reverse engineer or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company the Confidential Information except as authorized by the Company; (ii) during Executive’s employment with the Company, use, disclose, or reverse engineer (x) any confidential information or trade secrets of any former employer or third party, or (y) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Executive’s resignation or termination (x) retain Confidential Information, including any copies existing in any form (including electronic form), that are in Executive’s possession or control, or (y) destroy, delete or alter the Confidential Information without the Company’s consent. Notwithstanding the foregoing, Executive may use the Confidential Information in the course of performing Executive’s duties on behalf of the Company or any parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket) as described hereunder, provided that such use is made in good faith. Executive will immediately surrender possession of all Confidential Information to Company upon any suspension or termination of Executive’s employment with the Company for any reason.

(g) Inventions and Patents. Executive acknowledges that all (i) inventions, innovations, improvements, developments, methods, designs, analysis, drawings, reports, processes, novel concepts and all similar or related information (whether or not patentable) that relate to the Company’s or any of its parents’, subsidiaries’ or other affiliates’ (including, without limitation, HealthPocket’s) actual or anticipated businesses, (ii) research and development and (iii) existing or future products or services that are, to any extent, conceived, developed or made by Executive while employed by the Company or any parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket) (“Work Product”) belong to the Company or such parent, subsidiary or other affiliate. Executive shall promptly disclose such Work Product to the Company and perform all actions reasonably necessary or requested by the Company (whether during or after the Term) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments). This paragraph shall be construed in accordance with and subject to the provisions of Section 2870 of the California Labor Code (a copy of which is attached as Exhibit B hereto) relating to inventions made by Executive, and accordingly this Agreement is not intended and shall not be interpreted to assign to or vest in the Company any of Executive’s rights in any inventions other than those described in Section 2870 of the California Labor Code.

(h) Miscellaneous.

(i) Executive acknowledges that (x) Executive’s position is a position of trust and responsibility with access to Confidential Information of the Company, (y) the Confidential Information, and the relationship between the Company and each of its employees, Customers and Vendors, are valuable assets of the Company and may not be converted to Executive’s own use and (z) the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate business interests of the Company and will not impair or infringe upon Executive’s right to work or earn a living after Executive’s employment with the Company ends.

(ii) Each of the foregoing obligations shall be enforceable independent of any other obligation, and the existence of any claim or cause of action that Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these obligations.

(iii) Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Agreement and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Executive agrees that, in addition to other rights that the Company may have at law or equity, the Company is entitled, without posting bond, to seek an injunction preventing Executive from any breach of this Agreement.

(iv) In the event of a breach or violation by Executive during the Restricted Period of any restriction in Section 5(c) or (d) of this Agreement, the Restricted Period shall be tolled until such breach or violation has been cured.

(v) The parties intend to provide the Company with the maximum protection possible with respect to its Customers and Vendors. The parties, however, do not intend to include a provision that contravenes the public policy of any state. Therefore, if any provision of this Section 5 is unlawful, against public policy or otherwise declared void, such provision shall not be deemed part of this Agreement, which otherwise shall remain in full force and effect. If, at the time of enforcement of this Agreement, a court or other tribunal holds that the duration, scope or area restriction stated herein is unreasonable under the circumstances then existing, the parties agree that the court or other tribunal may enforce the restrictions to the extent deemed reasonable.

(vi) Executive hereby agrees that prior to accepting employment with any other person or entity during the Term or during the Restricted Period following the Termination Date, Executive will provide such prospective employer with written notice of the existence of this Agreement and the provisions of this Section 5 of this Agreement, with a copy of such notice delivered simultaneously to the Company in accordance with Section 10 of this Agreement.

(vii) Notwithstanding any provision of this Agreement, the obligations and commitments of this Section 5 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of Executive’s employment for any reason or termination of this Agreement for any reason.

Section 6. Withholding. The Company shall have the right to withhold from any amount payable hereunder any employee Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 7. Expenses. In the event of any legal action to enforce Executive’s or the Company’s rights under this Agreement, each party will be responsible for that party’s attorneys’ fees, expenses and disbursements.

Section 8. Assignment. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Executive shall not assign or transfer any rights or obligations hereunder. The Company shall have the right to assign or transfer any rights or obligations hereunder only to (a) a successor entity in the event of a merger, consolidation, or transfer or sale of all or substantially all the assets of the Company or (b) a parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket). Any purported assignment, other than as provided above, shall be null and void.

Section 9. Indemnification. The Company shall indemnify Executive for any act or omission done or not done in performance of Executive’s duties hereunder in accordance with the Company’s constituent documents to the extent provided for any other officer or manager of the Company. The Company’s obligations under this Section 9 shall survive any termination of this Agreement or Executive’s employment hereunder.

Section 10. Notices. All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be delivered personally or sent by prepaid telegram, telex, facsimile transmission, overnight courier or mailed, first class, postage prepaid by registered or certified mail, as follows:

If to the Company:

Health Insurance Innovations, Inc.

218 Bearss Ave, Suite 325

Tampa, Florida 33613

Attention: Michael A. Petrizzo, Jr., General Counsel

Telephone: (813) 397-1164

Facsimile: (877) 376-5832

E-mail: mpetrizzo@hiiquote.com

If to Executive:	To Executive’s address as reflected on the payroll records of the Company or such other address as either party shall designate by notice in writing to the other in accordance herewith. Any such notice shall be deemed given when so delivered personally, by telex, facsimile transmission or telegram, or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. mails.

Section 11. Entire Agreement. This Agreement shall constitute the entire agreement between Executive and the Company concerning the subject matter hereof. This Agreement supersedes and preempts any prior employment agreement or other understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Executive and an authorized officer of the Company.

Section 12. Governing Law. This Agreement shall be subject to and governed by the laws of the State of California, without giving effect to the principles of conflicts of law under California law that would require or permit the application of the laws of a jurisdiction other than the State of California and irrespective of the fact that the parties now or at any time may be residents of or engage in activities in a different state. Executive agrees that in the event of any dispute or claim arising under this Agreement, jurisdiction and venue shall be vested and proper, and Executive hereby consents to the jurisdiction of any court sitting in San Francisco, California, including a federal district court.

Section 13. Full Settlement. Executive acknowledges and agrees that, subject to the payment by the Company of the benefits provided in this Agreement to Executive, in no event will the Company or any parent, subsidiary or other affiliate of the Company (including, without limitation, HealthPocket) be liable to Executive for damages under any claim of breach of contract as a result of the termination of Executive’s employment. In the event of any such termination, the Company shall be liable only to provide to Executive, or Executive’s heirs or beneficiaries, the benefits specified in this Agreement.

Section 14. Strict Compliance. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The waiver, whether express or implied, by either party of a violation of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent violation of any such provision.

Section 15. Creditor Status. No benefit or promise hereunder shall be secured by any specific assets of the Company. Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises.

Section 16. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be construed accordingly. Any payments or distributions to be made to Executive under this Agreement upon a separation from service of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A, shall in no event be made or commence until six months after such separation from service if Executive is determined to be a specified Executive of a public company (all as determined under Section 409A). Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Section 409A. Any reimbursements made pursuant to this Agreement shall be paid as soon as practicable but no later than 90 days after Executive submits evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar incurred). The amount of such reimbursements paid and any in-kind benefits the year following the calendar year in which the expense was provided during any calendar year shall not affect the reimbursements paid or in-kind benefits provided in any other calendar year, and the right to any such payments and benefits shall not be subject to liquidation or exchange for another payment or benefit.

Section 17. Cooperation. Executive agrees to provide assistance to and cooperate with the Company upon its reasonable request with respect to matters within the scope of Executive’s duties and responsibilities during the Restricted Period. During the Restricted Period, the Company shall, to the maximum extent coordinate or cause any such request with Executive’s other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities. The Company agrees that it will reimburse Executive for reasonable documented travel expenses (i.e., travel, meals and lodging) that Executive may incur in providing assistance to the Company hereunder.

Section 18. Non-disparagement. Executive agrees not to make any statements, written or oral, while employed by the Company and thereafter, which would be reasonably likely to disparage or damage the Company, its parents, subsidiaries or other affiliates (including, without limitation, HealthPocket) or the personal or professional reputation of any present or former employees, officers or members of the managing or directorial boards or committees of the Company or its parents, subsidiaries or other affiliates (including, without limitation, HealthPocket). The Company agrees that it will instruct each of its officers and members of its managing board not to make any disparaging communication regarding Executive, and no director, officer or employee of the Company will be authorized on the Company’s behalf to make any such disparaging communications regarding Executive.

Section 19. Recoupment. If the Company or HealthPocket is required to prepare an accounting restatement due to the material noncompliance of the Company or HealthPocket, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the Executive knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Executive is one of the individuals subject to automatic forfeiture under, Section 304 of the United States Sarbanes-Oxley Act of 2002 (and not otherwise exempted), the Executive shall reimburse the Company or HealthPocket, as applicable, the amount of any payment in settlement of any earned or accrued during the twelve-month period following the first public issuance or filing with the United

States Securities and Exchange Commission (whichever first occurred) of the financial document not in compliance with such financial reporting requirement. Such payments shall be subject to repayment to or recoupment (clawback) by the Company or HealthPocket in accordance with such policies and procedures as the Company or HealthPocket may adopt from time to time, including policies and procedures to implement applicable law (including, but not limited to, Section 954 of the Dodd-Frank Act), stock market or exchange rules and regulations or accounting or tax rules and regulations.

Section 20. Survival. Any provision of this Agreement that is expressly or by implication intended to survive the termination of this Agreement shall survive or remain in effect after the termination of this Agreement.

Section 21. Counterparts. This Agreement may be executed in two or more counterparts, anyone of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

HEALTH INSURANCE INNOVATIONS, INC.

By:	/s/ Michael W. Kosloske
Michael W. Kosloske
Chairman, President and Chief Executive Officer

EXECUTIVE

/s/ Sheldon Wang
SHELDON WANG

(Singature Page to Employement Agreement - Wang)

EXHIBIT A

FORM OF RELEASE

This RELEASE (“Release”) is granted effective as of the [—] day of [—] by [—](the “Executive”) in favor of Health Insurance Innovations, Inc., a Delaware corporation (the “Company”), and the other Released Parties (as defined below). This is the Release referred to in the Employment Agreement, dated July 14, 2014, between the Company and the Executive (the “Employment Agreement”). The Executive gives this Release in consideration of the Company’s promises and covenants contained in the Employment Agreement, with respect to which this Release is an integral part.

1. Release of the Company. The Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company, HealthPocket, Inc., a Delaware corporation (“HealthPocket”), and their respective officers, directors, stockholders, trustees, Executives, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which the Executive ever had or now has against the Released Parties, arising by reason of or in any way connected with or which may be traced either directly or indirectly to the employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors (including, without limitation, HealthPocket) and the Executive, or the termination of that relationship, that the Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive

Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of its obligations to the Executive under the Employment Agreement or any other contractual obligations between the Company or its parents, subsidiaries or affiliates and the Executive or any indemnification obligations to the Executive under the Company’s constituent documents or federal, state or local law or otherwise. The Executive hereby waives the rights or benefits of Section 1542 of the California Civil Code which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, the Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that the Executive has been advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of 21 calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until the expiration of seven days after his execution of this Release and that the Executive may revoke this Release within seven days from the date of his execution hereof.

The Executive agrees that he has carefully read this Release and is signing it voluntarily. The Executive acknowledges that he has had 21 days from receipt of this Release to review it prior to signing or that, if the Executive is signing this Release prior to the expiration of such 21-day period, the Executive is waiving his right to review the Release for such full 21-day period prior to signing it. The Executive has the right to revoke this Release within seven days following the date of its execution by him. However, if the Executive revokes this Release within such seven-day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

THE EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

SHELDON WANG

Date:

EXHIBIT B

SECTION 2870 OF CALIFORNIA LABOR CODE

Section 2870 of the California Labor Code provides:

(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

FORM OF SAR AGREEMENT

HEALTH INSURANCE INNOVATIONS, INC.

LONG TERM INCENTIVE PLAN

Stock Appreciation Rights Award Agreement

You have been granted Stock Appreciation Rights (this “Award”) on the following terms and subject to the provisions of Attachment A and the Long Term Incentive Plan (the “Plan”) of Health Insurance Innovations, Inc. (the “Company”). Unless defined in this Award Agreement (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	Sheldon Wang

Number of Stock Appreciation Rights	10,000 (each a “SAR”)

Exercise Price per SAR	$[closing price on Closing Date]

Grant Date	July 14, 2014

Expiration Date	July 14, 2021, subject to earlier termination under Section 2(d)(iii) of Attachment A.

Vesting Schedule

(subject to Section 2(c) and Section 2(d) of Attachment A)

Vesting

Subject to Section 2(c) and Section 2(d) of Attachment A, the SARs shall vest and become non-forfeitable in four tranches, on the following dates in the following amounts:

July 14, 2015: 2,000

July 14, 2016: 2,000

July 14, 2017: 2,000

July 14, 2018: 4,000

Attachment A

Stock Appreciation Rights Award Agreement

Terms and Conditions

Grant to: Sheldon Wang

Section 1. Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants this Award to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A. This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

Section 2. Terms of SAR.

(a) Generally. Subject to the terms and conditions of this Agreement and the Plan, each SAR constitutes an unfunded and unsecured promise of the Company to deliver to Participant, at the time such SAR is validly exercised, an amount, payable in the form of Shares, equal to the excess of (i) the Fair Market Value of one Share on the date of exercise, over (ii) the Exercise Price per SAR set forth on the cover page of this Agreement (the “Spread”).

(b) Exercisability. Subject to the terms and conditions of this Agreement and the Plan, a SAR may be exercised only after if it has vested and become exercisable under Section 2(c) or Section 2(d)(ii), and only before it has expired or been terminated under Section 2(d)(i) or Section 2(d)(iii).

(c) Vesting, Generally.

(i) Subject to Section 2(d), the SARs shall vest and become exercisable in accordance with the Vesting Schedule set forth on the cover page of this Agreement.

(ii) If the Participant holds unvested SARs at the time a Change in Control occurs, the SARs shall become 100% vested, non-forfeitable and exercisable, and all restrictions thereon shall lapse, on the date of the Change in Control immediately prior to the consummation thereof.

(d) Accelerated Vesting; Termination.

(i) Except as otherwise provided in this Section 2(d), all of the SARs shall terminate at 5:00 p.m., Eastern time, on the Expiration Date set forth on the cover page of this Agreement, unless earlier terminated under subsection (iii) below.

(ii) In the event of the Participant’s Termination of Service at any time due to Termination Upon Death, Termination For Disability, Termination Without Cause or Resignation For Good Reason, the following number of unvested SARs, shall become vested and exercisable, and all restrictions thereon shall lapse, on the Termination Date as follows:

(A) 7,000 SARs if Participant’s Termination of Service due to Termination Upon Death, Termination For Disability, Termination Without Cause or Resignation For Good Reason occurs prior to July 14, 2015;

(B) 6,500 SARs if Participant’s Termination of Service due to Termination Upon Death, Termination For Disability, Termination Without Cause or Resignation For Good Reason occurs prior to July 14, 2016; and

(C) 6,000 SARs if Participant’s Termination of Service due to Termination Upon Death, Termination For Disability, Termination Without Cause or Resignation For Good Reason occurs prior to July 14, 2017.

All other SARs that have previously vested and become exercisable prior to the Termination Date shall continue to be vested and exercisable. All SARs that have not either previously vested and become exercisable or vested and become exercisable pursuant to this clause (d)(ii) shall terminate simultaneously with the Termination of Service on the Termination Date and shall automatically be forfeited to the Company without consideration. For purposes of this Agreement, Cause, Disability, Termination Upon Death, Termination For Disability, Termination Without Cause, Resignation For Good Reason and Termination Date shall have the respective meanings set forth in the Employment Agreement, dated as of July 14, 2014, by and between the Participant and the Company.

(iii) In the event of the Participant’s Termination of Service at any time under circumstances not described in Section 2(d)(ii), all of the SARs shall terminate simultaneously with the Termination of Service on the Termination Date, including to the extent that the SARs are otherwise vested and exercisable as of the Termination Date, and shall automatically be forfeited to the Company without consideration, and, if otherwise vested and exercisable, shall cease to be exercisable.

For clarity, in no event shall any SAR be exercisable after the Expiration Date set forth on the cover page of this Agreement.

(e) Transferability. The SARs, and the Participant’s rights under this Agreement, shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant, other than by will or the law of descent and distribution, and any purported assignment, sale, transfer or other alienation not permitted hereunder shall be void. During the Participant’s lifetime, the SARs shall be exercisable only by the Participant.

Section 3. Exercise.

(a) When to Exercise. Except as otherwise provided in the Plan or this Agreement, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) may exercise his or her SARs that are then exercisable under Section 2, in whole or in part, by following the procedures set forth in this Section 3. If partially exercised, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) may thereafter exercise the remaining unexercised portion of the SARs, to the extent that they are then exercisable under Section 2, by following the procedures set forth in this Section 3.

(b) Election to Exercise. To exercise the SARs, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) must deliver to the Secretary of the Company (or his or her designee) a written notice (or notice through another previously approved method, which could include a web-based or e-mail system) which sets forth the number of SARs being exercised, together with any additional documents as the Company may require. Each such notice must satisfy whatever then-current procedures apply to the SARs and must contain such representations, warranties and covenants as the Company requires. If someone other than the Participant exercises the SARs, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the SARs.

(c) Date of Exercise. The SARs shall be deemed to be exercised on the business day that the Company receives a fully executed and completed exercise notice. If an exercise notice is received on a day that is not a business day, or is received after 5:00 p.m., Eastern time, on a business day, then the SARs shall be deemed to be exercised on the first business day immediately following the day such notice is received by the Company.

(d) Settlement. Upon a valid exercise of SARs, the Participant shall be entitled to receive that number of Shares determined by dividing (i) (1) the total number of SARs then being exercised, multiplied by (2) the Spread on the date of exercise, by (ii) the Fair Market Value of one Share on the date of exercise.

(e) Fractional Shares. No fractional Shares shall be issued upon exercise of SARs, and if the number of Shares otherwise issuable under Section 3(d) upon an exercise of SARs includes a fraction of a Share, then upon such exercise the Participant shall be entitled to receive (i) the number of Shares determined under Section 3(d), rounded down to the nearest whole Share, plus (ii) an amount of cash equal to the Fair Market Value of one Share on the date of exercise, multiplied by such fraction of a Share.

(f) Withholding Requirements. The delivery of Shares upon settlement of SARs is conditioned on the Participant making arrangements satisfactory to the Company to enable the Company to satisfy all tax (or other governmental obligation) withholding requirements. In the event that there is any such withholding requirement upon an exercise of SARs, the Committee may, in its sole discretion and pursuant to such procedures as the Committee may require, permit the Participant to satisfy any such withholding requirement by having the Company withhold from the number of Shares otherwise issuable to the Participant upon such exercise a number of Shares having an aggregate Fair Market Value equal to the minimum amount required to be withheld. If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares withheld by the Company as provided above.

(g) Compliance with Law and Regulations. The SARs, their exercise and the obligation of the Company to issue Shares in settlement thereof are subject to all applicable federal and state laws, rules and regulations, including securities laws, to approvals by any government or regulatory agency as may be required, and to the rules, regulations and other requirements of the stock market or exchange upon which the Shares are then quoted, traded or listed. The Participant may not exercise a SAR if such exercise would violate any securities laws or other applicable law, rule, regulation or requirement.

Section 4. No Rights of Stockholder. A holder of a SAR, as such, shall not be entitled to vote or receive dividends or be deemed the holder of the Shares underlying the SAR for any purpose, nor shall anything contained in this Agreement be construed to confer upon the holder of a SAR, as such, any of the rights or obligations of a stockholder of the Company, unless and until Shares are actually issued to and held of record by such holder upon settlement of the SARs following valid exercise thereof.

Section 5. Change in Control. Without limiting the Committee’s power under the Plan, upon the occurrence of a Change in Control, the Committee is authorized (but not obligated) to make adjustments to the terms and conditions of the SARs without the need for the consent of the Participant, including, without limitation, the following (or any combination thereof):

(a) The Committee may provide for the continuation or assumption of the SARs and this Agreement by the acquiring or successor entity (or parent thereof), including the Company if it is the surviving entity, or for the substitution of the SARs and this Agreement with a substitute award with terms comparable to the SARs and this Agreement (in each case with appropriate adjustments as to the Exercise Price and the number and type of Shares (or other securities) underlying the Award or substitute award). The determination of such appropriate adjustments and comparability shall be made by the Committee.

(b) The Committee may provide for the cancellation of all or any portion of the SARs for their Intrinsic Value (payable in the form of cash, stock, securities, other property or any combination thereof) based upon the price per Share received or to be received by other stockholders of the Company in the Change in Control transaction. If at the time of a Change in Control such Intrinsic Value is equal to or less than zero (i.e., the Exercise Price of the SARs equals or exceeds the price per Share received or to be received by other stockholders of the Company in the Change in Control transaction), then the Committee may provide for the cancellation of the SARs without the payment of any consideration therefor.

Section 6. Miscellaneous Provisions.

(a) Notices. All notices, requests and other communications under this Agreement (other than a notice of exercise, which shall be provided in accordance with Section 3) shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Health Insurance Innovations, Inc.

15438 N. Florida Avenue, Suite 201

Tampa, Florida, 33613

Attention: Michael W. Kosloske

Telecopy: (877) 376-5832

with a copy to (which shall not constitute notice hereunder):

Health Insurance Innovations, Inc.

15438 N. Florida Avenue, Suite 201

Tampa, Florida, 33613

Attention: Michael A. Petrizzo

Telecopy: (877) 376-5832

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b) Entire Agreement. This Agreement, the Plan and any other agreements referred to herein and therein and any attachments referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c) Amendment; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Committee may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d) Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on anyone other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(e) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(f) Plan. The Participant acknowledges and understands that material definitions and provisions concerning this Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of the Plan.

(g) Governing Law. The Agreement shall be governed by the laws of the State of Florida, without application of the conflicts of law principles thereof.

(h) No Right to Continued Service. The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the service of the Participant and shall not lessen or affect the right that the Company or any Affiliate may have to terminate the service of such Participant.

(i) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

HEALTH INSURANCE INNOVATIONS, INC.

By:
Name: Michael W. Kosloske
Title: Chairman, President and Chief Executive Officer

PARTICIPANT

SHELDON WANG

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